Exhibit 10.6

SUBORDINATED SECURED PROMISSORY NOTE

Principal Amount: $54,000 Interest Rate: 18% per annum Issue Date: September 10, 2025 Maturity Date: September 10, 2026

FOR VALUE RECEIVED, Dynamic Aerospace Systems, a corporation organized and existing under the laws of Michigan, with its principal office located at 3753 Plaza Dr, Ann Arbor, MI 48108 ("Maker"), hereby promises to pay to Kent Wilson, an individual with an address at Phoenix, AZ, or his assigns ("Payee"), the principal sum of Fifty-Four Thousand Dollars ($54,000) (the "Principal Amount"), together with interest accrued thereon, on September 10, 2026 (the "Maturity Date"), subject to the terms below.

Terms of Payment:

1.

Principal and Interest Repayment: The Principal Amount shall be payable in full on the Maturity Date. Interest on the unpaid Principal Amount shall accrue from the Issue Date at the rate of eighteen percent (18%) per annum (calculated on the basis of a 365-day year). At the Maker’s sole option, interest payments may be made either (i) monthly, on the last business day of each month, commencing October 31, 2025, or (ii) annually, in a lump sum on the Maturity Date. Any interest payments made, whether monthly or otherwise, shall reduce the amount of interest due on the Maturity Date. The entire unpaid Principal Amount and any remaining accrued but unpaid interest shall be payable in full on the Maturity Date in lawful money of the United States of America.

2.

Original Issue Discount (OID): This Note is issued with a 25% OID, resulting in net proceeds to the Maker of $40,500 upon issuance. The OID is separate from and in addition to the stated interest rate.

3.

Prepayment: The Maker may prepay this Note in whole or in part at any time without penalty, provided that any prepayment shall be applied first to accrued interest and then to the Principal Amount, reducing the annual lump sum due on the Maturity Date accordingly. Notwithstanding the foregoing, no prepayment may be made if it would violate the subordination provisions herein or any agreement with the Senior Creditor.

4.	Place of Payment: Payments shall be made to the Payee at the address specified above or at such other place as the Payee may designate in writing.

Security Interest: To secure the payment and performance of all obligations under this Note (the "Secured Obligations"), Maker hereby grants to Payee a continuing security interest in and lien upon all of Maker's right, title, and interest in and to all personal property and assets of Maker, whether now owned or hereafter acquired, including but not limited to accounts, inventory, equipment, instruments, chattel paper, documents, general intangibles, and proceeds thereof (collectively, the "Collateral"). This security interest is granted pursuant to a separate Security Agreement executed concurrently herewith [or: incorporated herein]. Payee is authorized to file UCC financing statements to perfect this security interest.

Subordination: (a) Subordination of Payments: All obligations of Maker under this Note (including principal, interest, and any other amounts due hereunder, collectively, the

"Subordinated Debt") are hereby expressly subordinated and made junior in right of payment, to the extent and in the manner set forth herein, to the prior indefeasible payment in full in cash of all existing and future indebtedness, obligations, and liabilities of Maker to the Senior Creditor (collectively, the "Senior Debt"), including principal, interest, fees, expenses, and all other amounts thereunder. Until the Senior Debt is indefeasibly paid in full in cash, no payment or distribution of any kind or character (whether in cash, securities, property, or otherwise) shall be made on account of the Subordinated Debt, except as expressly permitted herein or by the Senior Creditor. (b) Subordination of Security: The lien and security interest granted to Payee in the Collateral is and shall be junior and subordinate in all respects to any liens or security interests securing the Senior Debt (the "Senior Liens"). Payee agrees not to challenge the validity, perfection, priority, or enforceability of the Senior Debt or Senior Liens. In the event of any conflict between the rights of Payee and the Senior Creditor with respect to the Collateral, the Senior Creditor's rights shall prevail. Payee shall execute and deliver any subordination or intercreditor agreement reasonably requested by the Senior Creditor to evidence such subordination. (c) Default and Enforcement Restrictions: Payee shall not (i) accelerate this Note or initiate any enforcement action with respect to the Subordinated Debt or Collateral, or (ii) take any action to collect or realize on the Subordinated Debt, in each case without the prior written consent of the Senior Creditor, unless and until the Senior Debt is indefeasibly paid in full. Upon any default under the Senior Debt, Payee shall, at the Senior Creditor's request, promptly turn over to the Senior Creditor any payments received on account of the Subordinated Debt. (d) Bankruptcy and Insolvency: In the event of any insolvency, bankruptcy, receivership, or similar proceeding involving Maker, all Senior Debt shall first be paid in full in cash before any distribution or payment is made on account of the Subordinated Debt. Payee waives any right to object to or interfere with any plan of reorganization or liquidation that provides for payment in full of the Senior Debt prior to the Subordinated Debt. (e) Further Assurances: Payee agrees to execute and deliver such further instruments and take such further actions as may be reasonably requested by the Senior Creditor to evidence or effectuate the subordination provided herein.

Default: If the Maker fails to make any payment when due (whether monthly or on the Maturity Date, as applicable), or breaches any other term hereof (subject to any applicable cure period ), the entire unpaid Principal Amount, all accrued interest, and all other obligations hereunder shall become immediately due and payable at the option of the Payee, subject to the subordination provisions above. The Maker shall be responsible for all costs of collection, including reasonable attorney’s fees.

Governing Law: This Note shall be governed by and construed in accordance with the laws of the State of Michigan.

Binding Effect: This Note shall be binding upon the Maker and its successors and assigns, and shall inure to the benefit of the Payee and its successors and assigns, subject to the subordination herein.

IN WITNESS WHEREOF, the Maker has executed this Promissory Note as of the Issue Date first written above.

Dynamic Aerospace Systems

By: /s/ Jeff Hail

Name: Jeff Hail

Title: COO